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                                                                     Exhibit 3.1

                                                                       EXHIBIT A

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                       UNIVERSAL HOSPITAL SERVICES, INC.


                                Article I. Name

      The name of the Corporation is Universal Hospital Services, Inc.

                          Article 2. Registered Office

      The registered office address of the corporation is 1250 Northland Plaza, 3800 West 80th Street, Bloomington, Minnesota 55431.

                          Article 3. Authorized Shares

      The total number of shares of all classes of stock which the Corporation shall have authority to issue is 25,000,000 shares consisting of 25,000,000 shares of common stock, par value $.01 per share.

                         Article 4. Director Liability

      No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of a director's duty of loyalty to the Corporation or its shareholders; (ii) for acts of omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived an improper personal benefit; or (v) for any act or omission occurring prior to the date when this Article 4 became effective.

      If the Minnesota Business Corporation Act is hereafter amended to authorize any further elimination or limitation on the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act as amended.

      Any repeal or modification of the foregoing provisions of this Article 4 by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                        Article 5. No Cumulative Voting

      There shall be no cumulative voting by the shareholders of the Corporation.

                        Article 6. No Preemptive Rights

      The shareholders of the Corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind or series of the Corporation.